Exhibit 2.1

Amendment No. 2 TO Agreement and Plan of Merger

This Amendment No. 2 to Agreement and Plan of Merger (this “Amendment”), is made and entered into as of October 16, 2026, by and among Chemomab Therapeutics Ltd., an Israeli company (“Chemomab”), Snowdrift Parent Corporation, a Delaware corporation and a wholly-owned subsidiary of Chemomab (“Chemomab Parent”), and Elderwood Ltd., an Israeli company and a wholly-owned subsidiary of Chemomab Parent (“Domestication Merger Sub”). Chemomab, Chemomab Parent and Domestication Merger Sub are each referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in that certain Agreement and Plan of Merger, dated as of July 7, 2026, by and among the Parties as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of September 23, 2026, by and among the Parties (“Amendment No. 1”) (as so amended, the “Agreement”).

Recitals

WHEREAS, Section 5.5 of the Agreement provides that the Agreement may be amended only by a written instrument duly executed by or on behalf of each Party, whether before or after receipt of the Chemomab Shareholder Approval.

WHEREAS, the Parties wish to amend the Agreement as set forth in this Amendment, such amendment to be effective as of the date hereof.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and intending to be legally bound, the Parties agree as follows:

1. Amendments to the Agreement.

1.1 The first sentence of the first paragraph of Section 2 of the Agreement, as previously amended and restated by Section 1.2 of Amendment No. 1, is hereby amended and restated in its entirety to read as follows:

“At the Domestication Merger Effective Date, by virtue of the Domestication Merger and without any action on the part of any of the Parties or holders of any securities of Chemomab, Chemomab Parent or of Domestication Merger Sub, other than Chemomab Ordinary Shares held by Chemomab in treasury or owned by Chemomab Parent (which shall be cancelled and retired as set forth in Section 2.5), (i) each Chemomab Ordinary Share outstanding immediately prior to the Domestication Merger (including those underlying any ADS(s)) will be exchanged for such number of shares of Chemomab Parent Common Stock as is equal to the Domestication Exchange Ratio (as defined below) (the “Per Share Merger Consideration”) without interest and less applicable Taxes (if any) required to be withheld, and each ADS outstanding immediately prior to the Domestication Merger Effective Date shall represent only the right to receive the number of shares of Chemomab Parent Common Stock equal to the number of Chemomab Ordinary Shares (including Chemomab Ordinary Shares represented by ADS(s)) previously represented thereby multiplied by the Domestication Exchange Ratio, in each case, payable as provided below, and (ii) each option to purchase Chemomab Ordinary Shares (including Chemomab Ordinary Shares represented by ADS(s)) outstanding immediately prior to the Domestication Merger will be exchanged for an option to purchase such number of shares of Chemomab Parent Common Stock as is equal to the Domestication Exchange Ratio, without interest and less applicable Taxes (if any) required to be withheld, in each case, payable as provided below. For purposes of this Agreement, “Domestication Exchange Ratio” means the quotient obtained by dividing (a) the Chemomab Allocation (as defined below) by (b) the sum of (i) the Chemomab Ordinary Shares outstanding immediately prior to the Domestication Merger (including those underlying any ADS(s)) and (ii) the number of options to purchase Chemomab Ordinary Shares (including Chemomab Ordinary Shares represented by ADS(s)), in each case outstanding as of immediately prior to the Domestication Merger. For purposes of this Agreement, “Chemomab Allocation” means 5,000,000 multiplied by the Chemomab Allocation Percentage (as defined in the Merger Agreement).”

2. Continuing Effectiveness. Except as expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall be deemed an amendment to the Agreement and shall become effective when executed and delivered by the Parties. Upon the effectiveness of this Amendment, all references in the Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Agreement, as modified by this Amendment.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws; provided that the matters relating to Chemomab internal corporate matters shall be governed by the Companies Law.

4. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

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In Witness Whereof, the Parties have caused this Amendment to be executed as of the date first above written.

Chemomab Therapeutics Ltd.

By:	/s/ Adi Mor
Name:	Adi Mor
Title:	CEO

Snowdrift Parent Corporation

By:	/s/ Adi Mor
Name:	Adi Mor
Title:	CEO

Elderwood Ltd.

By:	/s/ Adi Mor
Name:	Adi Mor
Title:	CEO

Signature Page to Amendment No. 2 to Merger Agreement